Exhibit 99.1

[INDUSTRIAL DISTRIBUTION GROUP LOGO]

For Immediate Release	Release No. 05-002

For Additional Information, Contact:
INDUSTRIAL DISTRIBUTION GROUP, INC. (NASDAQ: IDGR)	Jack P. Healey Senior Vice President and Chief Financial Officer Industrial Distribution Group, Inc. (404) 949-2010 www.idglink.com

INDUSTRIAL DISTRIBUTION GROUP REPORTS FOURTH QUARTER
AND FULL YEAR 2004 RESULTS

Company Also Announces $5.0 Million Share Repurchase Program and Restates Fiscal Year 2003 Net
Income by $195,000 or $0.02 per Diluted Share

ATLANTA, GEORGIA, February 24, 2005 – Industrial Distribution Group, Inc. (NASDAQ: IDGR) today announced operating results for the fourth quarter and year-ended December 31, 2004. The company also announced that it is restating previously reported results for fiscal year 2003, which has the effect of reducing net income for 2003 by $195,000, or $0.02 per diluted share. In addition, its board of directors has approved a program for the company to repurchase up to $5.0 million of its outstanding common shares.

2004 Results for Fourth Quarter and Fiscal Year
Revenues for the fourth quarter 2004 increased 12.1% to $134.6 million compared to $120.1 million reported for the comparable period of 2003. The company’s net income for the fourth quarter of 2004 was $1.4 million, or $0.15 per diluted share, compared to $1.1 million, or $0.11 per diluted share, for the comparable period of 2003 as restated. The adjustments to restate fiscal year 2003 results decreased net income in the fourth quarter of 2003 by $49,000.

For the year ended December 31, 2004, revenues increased 9.5% to $529.2 million compared to $483.4 million for the 2003 fiscal year. Net income for 2004 was $7.3 million, or $0.75 per diluted share, compared to $2.4 million, or $0.26 per diluted share, for 2003 as restated. Net income originally reported for fiscal year 2003 was $2.6 million or $0.28 per diluted share. Net income in 2004 includes $0.20 per diluted share attributable to the previously reported deferred tax benefit adjustment recorded in the third quarter of 2004. The company is providing with this press release a schedule of pro forma results for fiscal year 2004 that excludes the impacts of that adjustment, and provides a reconciliation to generally accepted accounting principles (GAAP) results, in order to permit investors and other interested parties to better assess the tax expense, net income and earnings per share implications of that tax matter.

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For the fourth quarter, total FPS revenues, including storeroom management, were 55.4% of total revenues compared to 53.7% of total revenues for the comparable period of 2003.

For the full year 2004, total FPS revenues, including storeroom management, increased 15.4% from the prior year and grew to 54.7% of total 2004 revenues compared to 51.8% for 2003. At the end of 2004, the company had 341 FPS sites under management, as compared to 315 at the end of 2003.

“We were successful during 2004 with our strategy that focused on achieving strong top-line revenue growth from our service offerings and stabilizing our products business, while we maintained an internal focus on operating efficiencies. Together, these led to our earnings growth and enhanced shareholder value,” said Andrew B. Shearer, IDG’s president and chief executive officer. “We believe that IDG will continue to benefit from the increasing number of manufacturers that seek to achieve product and process improvements through business process outsourcing of supply chain functions, where they achieve greater efficiencies and cost savings. IDG’s Flexible Procurement Solutions™ (FPS) service offerings, most notably storeroom management, are increasingly recognized as an outsourced supply chain opportunity that helps manufacturers realize documented cost savings that improve their competitive position,” noted Shearer.

Gross margins for the fourth quarter 2004 were 22.3% compared to 22.8% for the comparable period of 2003. For the year ended December 31, 2004, gross margins were 21.9% compared to the 22.3% for 2003. Gross margins reflect competitive pricing pressures, as well as the ongoing growth of the company’s service offerings that reflect lower product pricing but higher operating margins.

The corrections made to properly record accounts payable caused operating expenses to be higher in both 2004 and 2003. Such increases contributed to the decline in gross margin for 2004 as compared to 2003. Partially offsetting these effects, were adjustments to decrease the company’s depreciation expense for 2004 by approximately $0.3 million, and decreased depreciation expense for 2003 by approximately $0.2 million, because of correcting adjustments made to previously recorded amounts to provide for consistency with the company’s current fixed asset accounting policies. In addition, the company realized additional volume rebates of $0.5 million and a reduction in inventory reserves of $0.3 million in the fourth quarter of 2004 compared to the fourth quarter of 2003.

The company continued to realize progress in its ongoing efforts to reduce the operating expense structure of its business during 2004. With total sales revenue increasing 9.5% for the year, the company’s SG&A increased only 4.0%. Total SG&A for 2004 was $105.6 million compared to a restated SG&A of $101.5 million for 2003.

For the year, cash flow from operations was $7.2 million while the company’s long-term debt balance was reduced $4.3 million to $22.1 million at December 31, 2004. This is the third consecutive year that the company reduced its reliance on debt, achieving the lowest level of long-term debt since the fourth quarter of 1998.

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“Complementing IDG’s strong revenue growth was its continued success at reducing SG&A as a percentage of sales, which led to a significant increase in operating income during the year,” commented Shearer. “This lower expense profile highlights one of the major benefits of our growing service offerings. We continue to make significant strides in defining the business processes that should enable the company to achieve higher levels of operating efficiencies and that also drive sales opportunities. Essential to this success is the company’s on going focus to further rationalize our IT infrastructure. With the recent addition of our newly appointed chief information officer in January, we are well on our way to realizing this important objective.”

“By providing manufacturers with value-added services, IDG is well-positioned to build on the success we achieved during 2004. The improving manufacturing environment in the U.S. should enable us to achieve further improvement,” stated CEO Shearer. “Enhanced shareholder value can be achieved through a continued focus on driving both top-line and bottom-line results. We are encouraged by our on-going progress and we are optimistic for the future,” concluded Shearer.

Restatement of Certain 2003 and 2004 Results
In conjunction with its fourth quarter and year-end review, IDG management identified and corrected errors in the recording of accounts payable at one of the company’s four operating divisions. The corrections increased the company’s accounts payable and cost of sales for 2004 by $0.7 million and for 2003 by $0.5 million. The company also made correcting adjustments to its depreciation expense in order for prior periods to be consistent with the company’s current fixed asset accounting policies, which were developed as a result of a company-wide fixed asset project initiated in 2003 and completed in the fourth quarter of 2004. These corrections reduce depreciation expense in 2004 and 2003 by $0.3 million and $0.2 million, respectively. For 2004, these corrections in the aggregate reduce the company’s previously reported quarterly results by $0.1 million or $0.01 per diluted share for each quarter. For fiscal year 2003, they reduce the company’s previously reported net income by $195,000, or $0.02 per diluted share.

None of the corrections for fiscal 2003 affect the company’s 2003 revenues, and they only increase cost of sales in 2003 by $0.5 million, from $375.0 million to $375.5 million, or 0.1%. However, because the company’s net income for 2003 was $2.6 million, due to prevailing industry and economic factors previously reported about 2003, the corrections represent 7.6% of such net income. As a result, the company concluded that a restatement was warranted under GAAP, notwithstanding the inconsequential impact of the corrections on the company’s overall performance in 2003 and its current results and future prospects.

“Restating even such a narrow aspect of our 2003 financial results may somewhat distract some observers from the fact that 2004 was a very strong performance for IDG,” commented Shearer. “While recognizing and correcting those past errors, we remain buoyed by the success of 2004 and the strong signals our 2004 performance contains for IDG’s future. Moreover, we are fortified by the facts that we discovered the errors ourselves, they were human errors and not systemic or policy irregularities, and our internal systems of controls and procedures worked to uncover them. Our internal review of this matter, along with oversight by our audit committee and the independent review by our auditors, gives me confidence that this event was isolated to one of our four divisions and that appropriate corrective actions have already been taken, both to decisively address the immediate management issue, and to ensure that such errors are avoided in the future,” continued Shearer.

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Mr. Shearer added, “The effects of the original errors and their corrections on the amount of compensation paid to company management were minimal. Nonetheless, we are requiring management to repay that amount, and all members of management have agreed to do so.”

Share Repurchase Program
The company’s board of directors approved, on February 23, 2005, a program for the company to repurchase up to $5.0 million of its outstanding common shares over the next 24 months. The company presently has 9.4 million shares of common stock outstanding. The closing price of its common stock on February 22, 2005, was $7.92 per share, at which price the repurchase program would permit the company to purchase up to 631,313 shares, or 6.7% of the currently outstanding shares.

“The board’s approval of the share repurchase program reflects its and management’s belief in the core strengths of IDG’s business model and the success we are having and foresee as we continue to focus on achieving strong top-line revenue growth and driving internal operating efficiencies,” said Shearer. “Our confidence in IDG’s ability to continue to grow earnings and enhance shareholder value, which is based on the fact that IDG’s service offerings are adding tangible value for customers who are increasingly selecting outsourced solutions for their MROP requirements, led us to consider and approve the share repurchase plan. We believe a repurchase of shares is an attractive and strategic investment opportunity for the company at current prices, and is an appropriate use of our capital that is in the best interests of the company’s shareholders,” concluded Shearer.

About IDG

Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide products and services company that creates a competitive advantage for customers. The company provides outsourced maintenance, repair, operating and production (“MROP”) procurement, management and application expertise through an array of value-added services and other arrangements that include its Flexible Procurement Solutions™ (FPS) service offerings as well as direct general MROP sales through traditional distribution channels. The Company’s FPS service offerings emphasize and utilize IDG’s specialized knowledge in product applications and process improvements to deliver out-sourced solutions and documented cost savings for customers. Through these arrangements, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and IDG can supply at a competitive price virtually any other MROP product that its customers may require.

IDG has four operating divisions organized into regional responsibility areas. IDG serves approximately 20,000 active customers representing a diverse group of large and mid-sized national and international corporations including General Electric Company, The Boeing Company, Arvin Meritor, Borg-Warner Inc., and Pentair, Inc., as well as many local and regional businesses. The company currently has a presence in 43 of the top 75 manufacturing markets in the United States.

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Flexible Procurement Solutions™
IDG’s Flexible Procurement Solutions™ (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer’s bottom line.

Safe Harbor
In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors including heightened national security risks including acts of terrorism and potential for war, that may cause actual results, performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed in the company’s Forms 10-K, Forms 10-Q, filed by the Company under the caption “Certain Factors Affecting Forward Looking Statements,” or any 8-K filed or furnished by the company each of which is incorporated herein by reference.

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INDUSTRIAL DISTRIBUTION GROUP, INC.
Statements of Income
(in thousands, except share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
		(as restated)		(as restated)
Net Sales	$134,569	$120,094	$529,175	$483,442
Cost of Sales	104,576	92,744	413,463	375,549

Gross Profit	29,993	27,350	115,712	107,893
SG&A Expenses	27,268	25,056	105,599	101,518

Income from Operations	2,725	2,294	10,113	6,375
Interest Expense	411	427	1,630	2,278
Other Income	25	8	45	51

Income before Income Taxes	2,339	1,875	8,528	4,148
Provision for Income Taxes	909	802	1,214	1,787

Net Earnings	$1,430	$1,073	$7,314	$2,361

Basic earnings per common share	$0.15	$0.12	$0.78	$0.26

Diluted earnings per common share	$0.15	$0.11	$0.75	$0.26

Basic weighted average shares outstanding	9,407,235	9,158,308	9,339,276	8,991,822

Diluted weighted average shares outstanding	9,797,563	9,428,442	9,704,243	9,141,049

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INDUSTRIAL DISTRIBUTION GROUP, INC.
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31, 2004	December 31, 2003
		(as restated)
ASSETS
Total Current Assets	$135,088	$124,072
Property and Equipment, net	7,277	7,161
Intangible and Other Assets, net	3,697	2,067

TOTAL ASSETS	$146,062	$133,300

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total Current Liabilities	$57,866	$49,364
Long-Term Debt	22,085	26,348
Other Long-Term Liabilities	1,328	1,190

Total Liabilities	81,279	76,902
Total Shareholders’ Equity	64,783	56,398

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$146,062	$133,300

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INDUSTRIAL DISTRIBUTION GROUP, INC.
Pro Forma Schedule
Excluding Impacts of Tax Loss Carry Forwards

The company is providing the following pro forma schedule for the year 2004. The schedule excludes the effect of the tax benefit from the reduction in the tax valuation allowance recorded during the third quarter. The schedule also provides a reconciliation to generally accepted accounting principles (GAAP). The schedule is provided as supplementary information, which the company utilizes and considers as part of its assessment of financial results. The company believes this information provides a consistent and comparable basis and perspective of the company’s financial results.

For The Year Ended
December 31, 2004
(in thousands, except per share data)
(unaudited)

	GAAP	Adjustments	Pro Forma

Net Sales	$529,175	—	$529,175
Cost of Sales	413,463	—	413,463

Gross Profit	115,712	—	115,712
SG&A Expenses	105,599	—	105,599

Income from Operations	10,113	—	10,113
Interest Expense	1,630	—	1,630
Other Income	45	—	45

Income Before Income Taxes	8,528	—	8,528
Provision for Income Taxes	1,214	2,013	3,227

Net Earnings	$7,314	$(2,013)	$5,301

Basic earnings per common share	$0.78	$(0.21)	$0.57

Diluted earnings per common share	$0.75	$(0.20)	$0.55

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